EX-23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Emeritus Corporation

We consent to the incorporation by reference in the registration statements (No. 333-159573, 333-145862, 333-138414, 333-126106, 333-60323, 333-05965 and 333-70580) on Form S-8 and (No. 333-148400, 333-141801 and 333-20805) on Form S-3 of Emeritus Corporation of our reports dated March 15, 2010, with respect to the consolidated balance sheets of Emeritus Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Emeritus Corporation.

Our report refers to the adoption by Emeritus Corporation of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard No. 160, Noncontrolling Interests in Consolidated Financial Statements, which was adopted effective January 1, 2009.

(signed) KPMG LLP

Seattle, Washington

March 15, 2010